Exhibit 99.1

NUTRISYSTEM NAMES MICHAEL D. MANGAN TO BOARD OF DIRECTORS

FORT WASHINGTON, PA, July 1, 2015 – The Board of Directors of Nutrisystem, Inc. (NASDAQ: NTRI) today announced the appointment of Michael D. Mangan to the Board, effective immediately. As an independent director of the company, Mr. Mangan will serve as Chairman of Nutrisystem’s Audit Committee.

“Mike has over 30 years of experience across consumer product companies and will bring that perspective as well as his financial expertise to our Board,” said Mike Hagan, Chairman of the Nutrisystem Board. “We look forward to benefitting from his judgment and advice.”

“I’m very excited to join the Nutrisystem board,” said Mr. Mangan. “I’ve admired what the board and leadership team have accomplished in turning around this iconic brand. Our country is in the midst of an obesity epidemic and Nutrisystem is providing innovative options to help people change their lives and get healthy. I look forward to helping Nutrisystem continue to extend its leadership.”

Mr. Mangan, 58, currently serves as the lead director at McCormick & Co. A veteran of a number of high profile consumer facing companies, Mr. Mangan has held leadership roles at Black & Decker Corp. including President of Worldwide Power Tools & Accessories, Chief Financial Officer and head of Investor Relations. Prior to joining Black & Decker, Mr. Mangan served as an Executive Vice President and the Chief Financial Officer of Ryland Group, Inc.; and earlier in his career, he worked at General Motors and its GMAC subsidiary in various positions involving strategic and business planning, corporate finance and investments and new business activities. Mr. Mangan has an MBA from Dartmouth College Amos Tuck School of Business and holds a Bachelor of Mechanical engineering degree from General Motors Institute.

Nutrisystem’s Board of Directors also announced that current Board member, Stephen T. Zarrilli, President and Chief Executive Officer of Safeguard Scientifics, Inc., is stepping down from the Board, a position he has held since December 2003, due to other growing commitments both at Safeguard and in his new role with another public company board.

“The Board and the management team are grateful to Steve for his many contributions during his nearly 12 years on the board,” said Mr. Hagan. “As a company, we have benefited from his expertise in strategic management, leading the Audit Committee and his dedication to best corporate governance practices. As a Board, we have enjoyed Steve’s insights, his acumen and his tremendous counsel. He will be missed.”

“I have had the privilege of being a member of Nutrisystem’s board and working with such strong fellow directors and management personnel,” said Mr. Zarrilli. “While leaving is always hard, I know that the Company is again operating from a position of significant market strength with a very strong leadership team. I believe this transition of board responsibility will only further strengthen the governance and strategic development of Nutrisystem.”

About Nutrisystem, Inc.
Nutrisystem, Inc. (NASDAQ: NTRI) is a leader in the weight loss industry, having helped millions of people lose weight over the course of more than 40 years. The Company’s weight loss solutions include Nutrisystem® My Way®, a 28-day structured food delivery program, multi-day kits available at select retail outlets and a new free app and digital platform NuMi® by Nutrisystem.  The Company’s current product line offers customers the most meal choices, including more than 100 foods containing no artificial preservatives or artificial flavors. Nutrisystem® plans are consistent with national guidelines for dietary intake meeting targets for fat, sodium, sugar, cholesterol, fiber and physical activity and include comprehensive counseling options from trained weight-loss coaches, registered dietitians and certified diabetes educators. Plans can be customized to specific dietary needs and preferences including the Nutrisystem® D® program for people with Type 2 diabetes or pre-diabetes.  For more information, go to NutrisystemNews.com.

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Contacts:

Robin Shallow
Vice President, Communications
Nutrisystem, Inc.
rshallow@nutrisystem.com
215.346-8068

John Mills, Partner
ICR, Inc.
646-277-1254
ir@nutrisystem.com
John.Mills@Icrinc.com